EXHIBIT 99.4

GENEMAX CORP.               (OTCBB Symbol - GMXX, FWB Symbol - GX1, WKN: 645096,
                             ISN: US36870Q1031)
FOR IMMEDIATE RELEASE    Blaine, Washington                     December 9, 2002

                                BUSINESS EDITORS:

      GENEMAX CORP common stock is traded on the OTC Bulletin Board in the
         United States under the symbol GMXX and on the Frankfurt Stock
                         Exchange under the symbol GX1.
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GENEMAX CORP. ANNOUNCES APPOINTMENTS OF DR. WILFRED JEFFERIES AS CHAIRMAN OF THE
BOARD OF DIRECTORS, DR. JULIA LEVY AS CHAIR OF THE SCIENTIFIC ADVISORY BOARD,
AND DR. KARL ERIK HELLSTROM, LEADING CANCER IMMUNOLOGIST, TO THE BOARD OF DIRECTORS

GeneMax Corp. announces today that Dr. Wilfred Jefferies has been appointed Chairman of the Board of Directors, in addition to his role as Chief Scientific Officer. Dr. Julia Levy has been appointed Chair of the Company's Scientific Advisory Board, which will guide clinical trials, scientific development as well as making recommendations to the Board of Directors. The appointment of Dr. Jefferies to Chairman of the Board recognizes his position as the vision and drive behind the technological development of GeneMax. Dr. Karl Erik Hellstrom joined the Board of Directors concurrently with these appointments.

Dr. Levy said, " While I am seeking to reduce significantly my director appointments and corporate activities generally, I believe Dr. Jefferies' work in the area of cancer immunotherapies is truly compelling and I look forward to chairing the GeneMax Scientific Advisory Board to help guide the rapid development of TAP-related products into clinical trials. The Scientific Advisory Board appointment allows me to concentrate on GeneMax's scientific development without the increasing time commitment required as a GeneMax director".

Dr. Karl Erik Hellstrom received his M.D. and Ph.D. degrees from the Karolinska Institute in Stockholm, Sweden, initially working in the area of tumor biology with an emphasis on immunogenetics. As a student of Dr. George Klein, he was a member of the team that showed, for the first time, a tumor-destructive immune response to an animal's own, autologous tumor. After being recruited to the faculty of the University of Washington Medical School (Professor in Pathology with an adjunct Professorship in Microbiology/Immunology), in 1966, Karl Erik Hellstrom, and his wife, Dr. Ingegerd Hellstrom, became internationally known after they reported that there is a T- lymphocyte-mediated immune response to human tumors, a discovery that opened new avenues for research and development of cancer therapy. Subsequently their team discovered some of the first monoclonal antibodies to antigens expressed by human tumors, and they were among the first to publish on the utility of such antigens as possible targets for antibody-mediated cancer therapy via drug conjugates, immunotoxins, or antibodies alone. In addition to having authored some 440 papers and been awarded many US and foreign patents, Karl Erik Hellstrom has, together with his wife, contributed to science by training a number of graduate students and postdoctorals, several of whom went on to leading positions in academia or industry.

He moved in 1975 to the newly established Fred Hutchinson Cancer Research Center in Seattle as Director of its Tumor Immunology Program. In 1983, he joined the then founded biotechnology company Oncogen which, in 1990, was integrated into the Pharmaceutical Research Institute of the Bristol-Myers Squibb Company. Dr. Hellstrom became Vice President, first of the Oncology Discovery and, since 1995, of Immunotherapeutics. In the Fall of 1997 Dr. Hellstrom moved from Bristol-Myers Squibb to Pacific Northwest Research Institute, where he, together with Dr. Ingegerd Hellstrom, is leading a group in Tumor Immunology as a

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Principal Investigator. He retains an Affiliate Professorship at the University where he sometimes teaches. Dr. Hellstrom has been a past member of two NIH Study Sections (Immunobiology and Experimental Immunology), and of the Scientific Advisory Board of Memorial Sloan Kettering Institute for Cancer Research as well as of the Scientific Advisory Board of Hybritech Inc. He has received many awards, including the Parke-Davis award in experimental pathology, Alpha Omega Alpha, the Lucy Wortham James award of the Ewing Society, the Pap Award for outstanding contribution to cancer research; the Humboldt Award to a senior U.S. scientist; and the yearly American Cancer Society National Award. He has also been honored as Knight of the Northern Star, First Class, Swedish Order of Merit.

Dr. Hellstrom said, "I feel that the science of GeneMax is outstanding with lots of promise towards development of marketable products and I am very much looking forward to working with the Board of Directors, the Scientific Advisory Board and development team at GeneMax".

Ronald L. Handford, President & CEO of GeneMax, said, " With the appointments announced today we have now built a formidable Board and Scientific Advisory Board. Dr. Jefferies is passionate about using his innovative technology and ideas to treat human diseases, and he is equally ardent about corporate governance issues and the responsibilities of the Board to all stakeholders in the Company. Dr. Julia Levy will continue to bring her excellent judgment in technology assessment, corporate development, clinical trials and commercialization to bear on GeneMax. Dr. Hellstrom's background as a senior product discovery officer in a large pharmaceutical company, his belief in the strong prospects for our cancer vaccine approach, and his world-wide contacts in industry, academia and finance related to biotechnology will be a tremendous asset to our Board ".

About GeneMax: GeneMax is a biotechnology company specializing in the discovery and development of immunotherapeutics aimed at the treatment and eradication of cancer, and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection.

For further information:
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Contact:  Marcus Johnson
Phone: Toll Free (866) 872-0077 or (360) 332-7734 Fax: (360) 332-1643
Stock Exchange Information: (Symbol: OTCBB - GMXX, Symbol FWB - GX1,
                             WKN: 645096, ISN: US36870Q1031)
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SAFE HARBOR STATEMENT
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THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."